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                                   EXHIBIT 4.1

                         FORM OF SUBORDINATED DEBENTURE


                             SUBORDINATED DEBENTURE

NO. T2                                            $2,000,000 USD

                                CYBER-CARE, INC.

13.75% Subordinated Debenture Due May 24, 2004


THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND HAS BEEN ISSUED IN RELIANCE UPON REGULATION D AND SECTION 4(2) PROMULGATED UNDER THE SECURITIES ACT. THIS DEBENTURE SHALL NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE DEBENTURE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

THIS DEBENTURE MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT AND UNDER PROVISIONS OF APPLICABLE STATE SECURITIES LAWS.

      THIS 13.75% SUBORDINATED CONVERTIBLE DEBENTURE is one of a duly authorized issue of 13.75% Subordinated Debentures (the "Debenture") of Cyber-Care, Inc., a corporation duly organized and existing under the laws of the State of Florida (the "ISSUER"), issued on May 24, 2001 (the "Issuance Date"), and designated as its Debenture due May 24, 2004, in an aggregate face amount of all Debentures not exceeding Twenty Million Dollars (USD $20,000,000.00).

      This Debenture is being issued as part of a Unit of the Issuer's securities pursuant to the terms of the Subscription Agreement dated May 24, 2001. This Debenture and the underlying shares of common stock of the Issuer (the "Common Stock") are subject to all the conditions and limitations set forth in the Subscription Agreement and the exhibits attached thereto including, but not limited to, the ability of the ISSUER to issue a number of shares of ISSUER's common stock, without shareholder approval, in excess of the number of shares permitted by the rules and regulations of the NASDAQ NATIONAL Stock Market ("NASDAQ").

      FOR VALUE RECEIVED, the ISSUER promises to pay to:          , the
registered holder hereof or its registered assigns, if any (the "HOLDER"), the principal sum of: Two Million United States Dollars ($2,000,000), on May 24, 2004 (the "Maturity Date"), and to pay interest, as outlined below, at the rate of thirteen and seventy-five one hundredths percent (13.75%) per annum, subject to adjustment herein, on the principal sum outstanding for the term of this Debenture. Accrual of interest shall commence on the date hereof and shall be payable, except as provided herein, quarterly on August 1, November 1, February 1 and May 1, commencing August 1, 2001. Interest shall be payable by the ISSUER, fifty percent (50%) in cash, and fifty percent (50%) in shares of the ISSUER's restricted Common Stock (the "Interest Shares"). The number of Interest Shares the ISSUER may issue in lieu of cash interest payments will be determined by dividing the amount of the applicable interest payment by the average closing sale price for the ISSUER's Common Stock for the quarterly trading period prior to the date the interest shall be due and payable. The ISSUER must issue the Interest Shares within 30 calendar days from the date the applicable interest payment is due. The value of the Interest Shares and the amount of interest paid with Interest Shares shall be capped at Fifteen Dollars ($15) per share. For example, if an interest payment due to the HOLDER is Three Hundred Dollars ($300) and the average closing sale price for the ISSUER's Common Stock for the quarterly trading period prior to the date the interest shall be due and payable is Twenty Dollars

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($20) per share, the HOLDER shall be entitled to receive twenty (20) Interest
Shares. No fractional shares shall be issued and any fractional amounts shall be paid in cash at the then price used to determine the Interest Shares. The interest so payable will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the ISSUER regarding registration and transfers of the Debenture (the "Debenture Register"); PROVIDED, HOWEVER, that the ISSUER'S obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions contained in this Debenture. Principal and interest are payable at the address last appearing on the Debenture Register as designated in writing by the HOLDER hereof from time to time.

      The foregoing notwithstanding, at any time beginning one year from the Issuance Date, the HOLDER, at its sole option, may elect to receive interest on the Debentures exclusively in cash. Such election is permanent. In the event the HOLDER elects to receive interest exclusively in cash, the interest rate shall be reduced to twelve and seventy five one hundredths percent (12.75%) per annum.

      The Debenture is subject to the following additional provisions:

      1. EXCHANGEABILITY. The Debenture is exchangeable for like Debentures in equal aggregate principal amount of authorized denominations, as requested by the HOLDER surrendering the same. No service charge will be made for such registration or transfer or exchange, although the HOLDER shall be responsible for its own expenses associated with complying with the restrictions on transfer of the Debenture.

      2. WITHHOLDING. The ISSUER shall be entitled to withhold from all payments of principal and interest of this Debenture any amounts required to be withheld under the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended, or other applicable laws at the time of such payments.

      3. RESTRICTION. This Debenture has been and the Conversion Shares (as defined) will be issued subject to investment representations of the original HOLDER hereof and may be transferred or exchanged in the United States only in compliance with the Securities Act and applicable state securities laws and in compliance with the restrictions on transfer provided in the Subscription Agreement. Prior to the due presentment for such transfer of this Debenture, the ISSUER and any agent of the ISSUER may treat the person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture is overdue, and neither the ISSUER nor any such agent shall be affected by notice to the contrary. The transferee shall be bound, as the original HOLDER, by the same representations and terms described herein and under the Agreement and any related agreements.

            This Debenture has been acquired for investment purposes and not with a view to distribution or resale and may not be pledged, hypothecated, sold, made subject to a security interest, or otherwise transferred without
(i) an effective registration statement for such Debenture under the Securities Act of 1933 and such applicable blue sky laws, or (ii) an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Issuer and its counsel, that registration is not required under the Securities Act or under any applicable blue sky laws. Transfer of the Conversion Shares issued upon the exercise of this Debenture shall be restricted in the same manner and to the same extent as the Debenture and the certificates representing such Conversion Shares shall bear substantially the following legend:

            THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAW SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR IN THE OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

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      4.    REDEMPTION. This Debenture may be prepaid in whole or in part, at any time at 110% of the principal amount to be redeemed plus any accrued and unpaid interest due with respect to the Debenture. A redemption notice shall be given by the Company to the HOLDER for the Debenture then outstanding at least five days prior to the date of redemption.

      5. EVENTS OF DEFAULT. If one or more of the following described "Events of Default" shall occur:

            (a) Any of the representations or warranties made by the ISSUER herein shall have been incorrect when made in any material respect; or

            (b) Except for the failure of ISSUER to pay an increased rate of interest during an Event of Default as described below, the ISSUER shall breach, fail to perform, or observe in any material respect any covenant, term, provision, condition, agreement or obligation of the ISSUER under this Debenture, and the Warrant comprising a part of the Units of which this Debenture is a part, between the parties thereof and such default is not cured within thirty (30) days of the ISSUER'S receipt of written notice from the HOLDER or other party in respect to such default; or

            (c) A trustee, liquidator or receiver shall be appointed for the ISSUER or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

            (d) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of all the properties or assets of the ISSUER and shall not be dismissed within sixty (60) calendar days thereafter; or

            (e) Bankruptcy reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the ISSUER and, if instituted against the ISSUER, ISSUER shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in, answering a petition filed in any such proceeding or such proceedings shall not be dismissed within forty-five
(45) days thereafter; or

            (f) Failure of the ISSUER to use its reasonable best efforts to register the Common Stock issuable upon exercise under the Warrant which is a part of the Unit which comprises this Debenture (the "Warrant Shares"), pursuant to the terms of the Warrant, within six (6) months after the closing of the offering.

      Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the HOLDER (which waiver shall not be deemed to be a waiver of any subsequent default), the interest rate of the Debentures shall be automatically increased to 18% per annum until the Event of Default is cured, provided that no such interest rate increase, or waiver thereof shall constitute a waiver of any other rights the HOLDER may have as a result of such Event of Default.

      6. ENTIRE AGREEMENT. This Debenture, together all documents annexed thereto and referenced therein, embodies the full and entire understanding and agreement between the ISSUER and HOLDER with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. Neither this Debenture nor any terms hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the ISSUER and the HOLDER. Any capitalized terms shall have the same meaning as given in the Warrant and the Subscription Agreement. In the event of any inconsistencies between this Debenture and such documents, the Debenture shall govern. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Debenture or the Disclosure shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Debenture.

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      7.    MISCELLANEOUS. This Debenture will be construed and enforced in accordance with and governed by the laws of the State of Florida, except for matters arising under the Securities Act, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the Circuit Court serving Palm Beach County, Florida in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on FORUM NON CONVENIENS, to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that, if the other party to this Debenture obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any state or country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Debenture irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

      8. SUBORDINATION. This Debenture is the direct obligation of the Company. However, the indebtedness evidenced by this Debenture and the payment of the principal and interest hereon, shall be at all times and in all respects wholly subordinate, junior and subject in right of payment to any and all "senior indebtedness" (as hereinafter defined) now outstanding or hereinafter incurred. Without limiting the effect of the foregoing, "subordination," as used herein, shall be deemed to mean that, in the event of any default in the payment of Senior Indebtedness (after giving effect to "cure" provisions, if any) or of any liquidation, insolvency, bankruptcy, reorganization, or similar proceedings relating to the Company, all sums payable on Senior Indebtedness shall first be paid in full, with interest, if any, before any payment is made upon the indebtedness evidenced by this Debenture, and, in such event, any payment or distribution of any character which shall be made in respect of this Debenture shall be paid over the holders of Senior Indebtedness for application pro rata to the payment thereof, unless and until such Senior Indebtedness shall have been paid and satisfied in full. "Senior Indebtedness" shall mean the principal of, and premium, if any, and interest on, all indebtedness of the Company to banks, trusts companies, insurance companies and similar institutional or secured lenders, and any deferrals, renewals, extensions, or guarantees of any of such indebtedness. There will be no restriction on the amount of Senior Indebtedness to which this Debenture will be subordinate.

      9. CONVERSION. The Holder of this Debenture shall have the following conversion rights:

            (a) HOLDER'S RIGHT TO CONVERT. The Holder shall have the right (but not until 6 months after the Issuance Date), at any time and from time to time prior to payment in full of this Debenture, at the Holder's option, to convert any or all of the principal amount of this Debenture for such number of fully paid, validly issued and nonassessable shares of Common Stock, as is determined pursuant to this Section 9.

            (b) CONVERSION PRICE. The outstanding principal amount of this Debenture that is converted into shares of Common Stock (the "Conversion Shares") at the option of the Holder shall be convertible into the number of shares of Common Stock which results from a conversion price equal to ninety percent (90%) (the "Fair Market Value") of a share of Common Stock (the "Conversion Price"). The Fair Market Value shall mean the average closing sale price for a share of the Issuer's Common Stock for the twenty (20) trading days immediately prior to the date of the Conversion Notice (as defined below). The Conversion Price in no event shall be less than $3.25.

            (c) MECHANICS OF CONVERSION, In order to convert this Debenture (in whole or in part) into full shares of Common Stock, the Holder (i) shall give written notice in the form attached hereto (the "Conversion

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            Notice") to the Issuer that the Holder elects to convert the principal amount specified therein, which such notice and election shall be irrevocable by the Holder unless the Common Stock shall not have been delivered within five trading days of the date the Conversion Notice is delivered to the Company, and (ii) if the entire outstanding principal amount is being converted, as soon as practicable after such notice, shall surrender this Debenture, duly endorsed, by either overnight courier or 2-day courier, to the Issuer; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion (where the entire outstanding principal amount is being converted) unless either the Debenture evidencing the principal amount is delivered to the Issuer as provided above, or the Holder notifies the Issuer that such Debenture(s) have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Issuer to indemnify the Issuer from any loss incurred by it in connection with such lost, stolen or destroyed Debentures.

            The Holder shall not be required to physically surrender this Debenture to the Issuer unless the full outstanding principal amount represented by this Debenture is being converted. The Holder and the Issuer shall maintain records showing the outstanding principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Issuer, so as not to require physical surrender of this Debenture upon each such conversion. In the event of any dispute or discrepancy, such records of the Issuer shall be controlling and determinative.

            The Issuer shall issue and deliver within five trading days of the delivery to the Issuer of such Conversion Notice, to such Holder of Debenture(s) at the address of the Holder, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, together with a calculation of the Conversion Rate and, if the Debenture has been surrendered and is being converted in part only, a Debenture or Debentures for the principal amount of Debentures not submitted for conversion. The date on which the Conversion Notice is given (the "Holder Conversion Date") shall be deemed to be the date the Issuer received by facsimile the Conversion Notice provided that if not received by 5 p.m. on such date, the Holder Conversion Date shall be deemed to be the next trading day, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.The Holder of this Debenture shall have no conversion rights:

      10.   ADJUSTMENT UPON CHANGES IN STOCK.

            If there shall occur any capital reorganization or reclassification of the Common Stock (other than a change in par value) or any consolidation or merger of the Issuer with or into another corporation, or a transfer of all or substantially all of the assets of the Issuer, or the payment of a liquidating distribution, then, as part of any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, lawful provision shall be made so that the Holder of this Debenture shall have the right thereafter to receive upon the exercise hereof (to the extent, if any, still exercisable) the kind and amount of shares of stock or other securities or property which the Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, as the case may be, the Holder had held the number of shares of Common Stock which were then issued upon the conversion of this Debenture. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder of this Debenture such that the provisions set forth in this Section 10 shall thereafter be applicable, as nearly as practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Debenture. If any adjustment under this Section 10 would create a fractional share of common stock or a right to acquire a fractional share of common stock, such fractional share shall be

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disregarded and the number of shares subject to this Debenture shall be the next higher number of Shares, rounding all fractions upward.

      11.   COVENANTS AND CONDITIONS.

            (a) The Holder agrees to execute such other documents and instruments as counsel for the Issuer reasonably deems necessary to effect the compliance of the issuance of this Debenture and any Conversion Shares issued upon exercise hereof with applicable federal and state securities laws.

            (b) The Issuer covenants and agrees that all Conversion Shares which may be issued upon exercise of this Debenture will, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable, free from all liens, charges and preemptive rights, if any, with respect thereto or to the issuance thereof. The Issuer shall at all times to reserve and keep available for issuance upon the exercise of this Debenture such number of authorized but unissued shares of common stock as will be sufficient to permit the conversion in full of this Debenture.

      12. NO SHORTING. The HOLDER shall not engage in short sales or other hedging transactions with respect to the ISSUER's common stock during the period from the date hereof to the date all Debentures owned by the HOLDER are either repaid in full, repaid by the Company or the HOLDER is no longer the holder of a Warrant issued as part of the Units to which this Debenture relates.

CYBER-CARE, INC.


By: /s/Paul C. Pershes
Name:   Paul C. Pershes
Title:      President

Dated: May 24, 2001



























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